SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) February 24, 2004

Golden Eagle International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

12401 South 450 East, Building D1, Salt Lake City, Utah 84020
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Item 9. Regulation F-D.

Golden Eagle International, Inc. announced today that it is estimating proven and probable gold reserves on its Cangalli mining concessions located in the Tipuani Gold District of western Bolivia. Those reserves were estimated in a report (the “reserve report”) dated February 2004, by Carlos Thompson, Reg. Eng., an independent economic geologist and consultant, as well as Giovanni Viscarra, Reg. Eng., a geologist and Golden Eagle’s Cangalli mine superintendent. The report states that the reserves were estimated in accordance with Guide 7 of the Securities and Exchange Commission’s Guides for the Preparation of Registration Statements and with the Society for Mining, Metallurgy and Exploration’s “Guide for Reporting Exploration Information, Mineral Resources, and Mineral Reserves” dated March 1, 1999. In preparing the report and estimated mineral reserves, Mr. Thompson was acting as a consultant to Golden Eagle, and Mr. Viscarra was acting as an employee of Golden Eagle’s operating subsidiary. Messrs. Thompson and Viscarra have consented to the public release of the information contained in this Form 8-K.

Based on the reserve report, Golden Eagle announced the following:

Gold Reserves

Proven and Probable in Open Pit Total	Ore in 000's of tonnes	g/t Gold	Troy Ounces of Gold (proven and probable)	Proven Reserve only Ore in Open Pit in 000's of tonnes	g/t Gold	Troy Ounces of Gold	Probable Reserve only Ore in Open Pit in 000's of tonnes	g/t Gold	Troy Ounces of Gold
Total	613	0.47	9,226	299	0.47	4,500	314	0.47	4,726

Proven and Probable in Undergrd.Total	Ore in 000's of tonnes	g/t Gold	Troy ounces of Gold (proven and probable)	Proven Reserve only Ore in Undergrd in 000's of tonnes	g/t Gold	Troy ounces of Gold	Probable Reserve only Ore in Undergrd in 000's of tonnes	g/t Gold	Troy ounces of Gold
Total	38,000	3.73	4,574	19,000	3.73	2,287	19,000	3.73	2,287

As used in the preceding table,

proven (or measured) reserves are reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of the reserves are well-established; and

probable (or indicated) reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

The in-place proven and probable gold reserves total an in situ metal quantity of 13,860 troy ounces. As stated in the reserve report, mining losses are estimated to be approximately 5%, and metallurgical losses are also estimated to be 5%, qualifying the in-place reserves pursuant to Industry Guide 7, and decreasing the quantity of metal to 12,420 troy ounces recoverable.

Golden Eagle’s Cangalli mining concessions in the Tipuani Gold District are found in the middle of an geological formation known as the Apollo-Caranavi Trench in a valley formed by the Tipuani River and its tributaries. The bedrock is undifferentiated Ordovician shales, covered by the Cangalli formation of conglomerates of the Late Tertiary age. Since the Quaternary, the Tipuani River has been creating its present course, mainly by cutting the conglomerates and re-concentrating the gold found in those conglomerates.

The stated scope of the reserve report was to report on a sampling program carried out over the course of three months at the end of 2003, and during the month of January 2004, on a 3.68-hectare (9.1 acre) recent Quaternary alluvial terrace deposited by the Tipuani River. This sampling program took place in the current open pit, and the surrounding undisturbed area, in which Golden Eagle is now mining.

The reserve report also reported on a sampling program in outcropping paystreaks, or horizontal bedded layers within the cemented conglomerate. These gold bearing paystreaks, or horizontal beds, also were sampled in Golden Eagle’s underground mine which penetrates over 330 meters (1,086 feet) into the conglomerate material at our Cueva Playa site. This underground mine has contributed ore to the Cueva Playa gold recovery plant through a mining method known as conal subsidence block caving. This mining technique opens draw points under the conglomerate and allows the ore to cave, or subside, to the draw points for extraction and processing. Over the past 17-month period, Golden Eagle encountered a phenomenon in the cemented conglomerate above the draw points known as “doming” in which the ore would form large domes and cease to flow evenly to the draw points for extraction. Over the past several months, many different blasting techniques have been employed in an attempt to solve the issues involved with doming. However, due to the danger associated with the potential collapse of the domed areas while miners were working within them, and because our studies have shown that the bedded paystreaks contain a higher gold grade per tonne of ore, we have elected to focus our attention on the development of a more targeted mine plan. The technique that is being implemented is known as targeted planar subsidence (TPS), in which the paystreaks will be mined along their plane. Initially, this mining will take place along a 25-meter work face, and as the work face advances, the roof behind will be allowed to collapse, or subside, in a controlled manner similar to longwalling now being used in the coal industry.

The Cangalli mining concessions, and Golden Eagle’s currently producing gold mine, are located 270 kilometers (167 miles) north of La Paz, Bolivia, and 5 kilometers (3 miles) northeast of the township of Tipuani. We own 19,900 hectares (49,000 acres or 77 square miles) in five contiguous mining concessions in the immediate Cangalli area. Our current operations are focused on a concession area of 2,074 hectares (5,125 acres) that we purchased in July of 2002 from the United Cangalli Gold Mining Cooperative, Ltd. (“UCL”) We paid the UCL $300,000 in cash, 4,130,000 restricted shares of our common stock, and assumed UCL’s debts in an amount of $175,000 payable over 4 years. We paid the cash, and issued the shares, in July of 2002. We have paid over $100,000 toward reducing the assumed debt, and do not anticipate any problems in paying the balance by July of 2006.

As stated above, Golden Eagle has been in production at its Cangalli gold mine for 17 months. During that period, we have produced the following:

Summary Production Figures	Tonnes Processed	Gold in Grams	Gold in Troy Ounces	Gms per Tonne Recovered	Gms per M^3 (Density of 2:1)
4th Qtr. 2002	92,400	43,847	1,410.475		.950
1st Qtr. 2003	84,100	36,424	1,171.433		.866
2nd Qtr. 2003	89,150	37,841	1,217.424		.848
3rd Qtr. 2003	188,300	59,728	1,920.317		.634
4th Qtr. 2003	97,217	39,246	1,262.404		.808
January 2004	25,955	10,460	336.403		.806
Total	577,122	227,546	7,316.394		.788

Based on the reserve report, Golden Eagle proposes to develop the proven and probable open pit reserves in its ongoing operation, mining at a rate of 3,000 tonnes per day. With respect to our underground operation, we expect to mine and process 375 tonnes per day within three months from our projected mining technique focused on our higher-grade paystreaks. Golden Eagle expects to process and recover all of the gold from both the open pit and underground mine through our existing plant.

Golden Eagle estimates that no further investment will be necessary to process and mine the proven and probable gold reserves in the open pit due to the fact that we are currently in operation there and have the required equipment. However, the underground operation was estimated in the report to require a $500,000 investment to build out the infrastructure to implement the projected mining method. We have already invested $400,000 of that requirement, which we received from accredited investors, or from our current operations in Cangalli. We do not foresee any obstacle to raising the additional $100,000 to finish the underground build out. Even though we are in production, as we have reported in our required reports under the Securities Exchange Act of 1934, we continue to have working capital shortages and cash flow difficulties that we are striving to remedy.

The reserve report discussed here is based on a number of assumptions, and its conclusions are sensitive to the world market for gold. According to the reserve report, the authors assumed a gold price per troy ounce of $360 based on a two-year historical average price. That price is less than the current price of approximately $400 per troy ounce of gold.

Among the other assumptions set forth in the reserve report is the fact that the geological and economic cutoff grades for gold is set at 0.2 grams per tonne in the open pit, and 0.66 grams per tonne in the underground mine, which are very sensitive to the price of gold. The report also assumes continued political and labor stability in Bolivia and the Cangalli area.

Golden Eagle has received all of it permits to operate in Cangalli regarding the environment, the use and transport of explosives, forestry issues and the use and transport of controlled substances in the mining industry. Golden Eagle also believes that it will be able to comply in the future with all requirements in those governmental permits, particularly for environmental protection and worker health and safety.

CAUTIONARY NOTE

Some of the statements in this current report on Form 8-K are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-KSB and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Eagle International, Inc. (Registrant) By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer February 25, 2004